Exhibit 10.7

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of December 11, 2008 by and between TEKELEC, a California corporation ("Borrower") and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 15, 2004, as previously amended by that certain First Amendment to credit Agreement dated December 15, 2005, that certain Second Amendment to Credit Agreement dated December 15, 2006 and that certain Third Amendment to Credit Agreement dated December 15, 2007 (the "Credit Agreement").

WHEREAS, Bank and Borrower have agreed to terminate the Line of Credit under Section 1.1 (a) of the Credit Agreement effective as of August 1, 2008 and to continue the Credit Agreement solely as a letter of credit facility having a maximum limit of $5,000,000 as set forth in this Fourth Amendment, and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. The defined terms "Line of Credit", "Line of Credit Note" and "Prime Rate" are deleted in their entirety.

"Maturity Date" means December 15, 2009.

The following defined terms are inserted in appropriate alphabetical order:

"Base Rate" means, for any day, a fluctuating rate equal to the highest of (i) the Prime Rate in effect on such day, (ii) a rate determined by Bank to be one and one-half percent (1.50%) above Daily One Month LIBOR, and (iii) the Federal Funds Rate plus one and one-half percent (1.50%).

"Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

"Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers for the immediately preceding day, as published by the Federal Reserve Bank of New York; provided that if no such rate is so published on any day, then the Federal Funds Rate for such day shall be the rate most recently published.

"LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8 of 1%) and determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% - LIBOR Reserve Percentage

"Base LIBOR" means the rate per annum for United States dollar deposits quoted by Bank for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans. Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

"LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during a one (1) month period.

"Prime Rate" means at any time the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

2. Sections 1.1 is deleted in its entirety, and the following is inserted in lieu thereof:

"SECTION 1.1. LETTER OF CREDIT LINE.

(a) Subject to the terms and conditions of this Agreement, Bank hereby agrees from time to time during the term hereof to issue or cause an affiliate to issue standby letters of credit in either USD or OAC for the account of Borrower for corporate purposes (each, a "Letter of Credit"); provided however, that the aggregate undrawn amount of, and the aggregate amount drawn and not yet reimbursed under, all outstanding Letters of Credit shall not at any time exceed the USD Equivalent Amount of Five Million Dollars ($5,000,000.00) (the "Letter of Credit Line"), provided however, that any OAC-denominated Letters of Credit shall reduce the availability under the Letter of Credit Line by an amount equal to 120% of the undrawn USD Equivalent Amount of such outstanding OAC-denominated Letters of Credit. The form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion. Except as expressly provided in paragraph 1.1(b) below, (X) each Letter of Credit shall be issued for a term not to exceed 12 months, as designated by Borrower, and (Y) no Letter of Credit shall have an expiration date subsequent to the Maturity Date. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit Agreements, applications and any related documents required by Bank and agreed to by Borrower in connection with the issuance thereof. Bank shall exercise its rights with respect to any collateral in the Pledged Account for repayment of the amount of any drawing under any Letter of Credit (and Borrower shall be liable to Bank for any costs in connection therewith to the extent any such collateral is other than cash). If there are insufficient assets in the Pledged Account to repay any such drawing, Bank shall debit any other account maintained by Borrower with Bank for the amount of any shortfall in the Pledged Account. In the event any amounts remain due and owing to Bank, Borrower shall immediately pay to Bank the full USD Equivalent Amount of any such due and owing amounts, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Base Rate. In the event of a conflict between the terms of the Letter of Credit Agreement and this Agreement, the terms of this Agreement shall prevail.

(b) As part of (and not in addition to) the Letter of Credit Line described in the preceding paragraph (i) Bank agrees that, subject to the conditions set forth herein, certain Letters of Credit may have a term greater than twelve months and an expiration date subsequent to the maturity date of the Letter of Credit (such Letters of Credit being referred to as "Post Maturity Letters of Credit"). No Post Maturity Letter of Credit shall have an expiration date subsequent to December 15, 2010. The aggregate undrawn amount of, and the aggregate amount drawn and not yet reimbursed under, all outstanding Post Maturity Letters of Credit shall not at any time exceed the USD Equivalent Amount of Five Million Dollars ($5,000,000.00). Borrower shall continue to maintain Sufficient Assets in the Pledged Account with respect to the Post Maturity Letters of Credit, for so long as any Post Maturity Letter of Credit is outstanding, as collateral security for the repayment of any drawings made under any Post Maturity Letters of Credit and Borrower hereby grants to Bank a security interest in all such Sufficient Assets. Borrower shall deliver to Bank any additional agreements and documents reasonably requested by Bank to evidence such security interest and control of the Sufficient Assets so delivered. Each drawing paid under a Post Maturity Letter of Credit that occurs on or after the maturity date of the Letter of Credit Line shall be immediately paid by Borrower to Bank in full in the USD-Equivalent Amount drawn, and in any event no later than the first Business Day after borrower receives notice of such drawing. In the event that Borrower fails to pay the amounts set forth in the preceding sentence by the first Business Day after demand therefor, Borrower agrees that Bank in its sole discretion, may debit any account maintained by Borrower with the Bank or apply any of the collateral for the amount of any such drawing. Borrower's obligations under the Credit Agreement shall survive the maturity date of the Line of Credit. "

(c) The Letters of Credit Identified on Schedule 1 hereto that are outstanding as of the date hereof shall be deemed to be Letters of Credit hereunder."

3. Section 1.2(c) is hereby amended by deleting the words "Line of Credit" in the third line thereof and inserting in lieu thereof the words "Letter of Credit Line".

4. Section 2.5 is hereby amended by deleting the words "June 30, 2007" in the second line thereof and inserting the words "June 30, 2008" in lieu thereof.

5. The Agreement is hereby amended by adding the following as Section 2.12 thereof:

"Section 2.12. Other Loan Documents. All of the Loan Documents previously executed by Borrower remain in full force and effect, and are binding on and enforceable against Borrower in accordance with their respective terms, including without limitation the Letter of Credit Agreement dated December 15, 2007, the Security Agreement dated December 15, 2004 and the Securities Account Control Agreement dated December 15, 2004."

6. The introductory paragraph of Section 3.1 of the Agreement is hereby amended by (a) deleting the words "Initial Extension of Credit" in the first line thereof and inserting the words "Effectiveness of this Fourth Amendment to Credit Agreement", and (b) deleting the words ""extend any credit" in the second line thereof and inserting the words "issue any Letter of Credit" in lieu thereof.

7. Section 3.1(b) of the Agreement is hereby deleted in its entirety, and the following is inserted in lieu thereof:

"(b) Documentation. Bank shall have received, in form and substance reasonably satisfactory to Bank, each duly executed, this Amendment and such other documents as Bank may require under any other Section of this Agreement."

8. Section 3.1(c) of the Agreement is hereby amended by deleting the words "June 30, 2007" in the first line thereof and inserting the words "June 30, 2008" in lieu thereof.

9. The introductory paragraph of Section 3.2 is hereby amended by (a) deleting the words "EACH EXTENSION OF CREDIT" in the first line thereof and inserting the words "ISSUANCE OR EXTENSION OF ANY LETTER OF CREDIT" in lieu thereof, and (b) deleting the words "make each extension of credit" in the second line thereof and inserting the words "issue or extend each Letter of Credit"; and Section 3.2(c) is hereby amended by deleting the words "advance or".

10. The introductory paragraph to Article IV of the Agreement is hereby amended by deleting the words "Bank remains committed to extend credit to Borrower" and inserting the words "any Letter of Credit remains outstanding or Bank remains committed to issue any Letter of Credit" in lieu thereof.

11. Effective as of August 1, 2008, Section 4.3 is hereby amended by deleting the existing paragraphs "(a)" and "(b)" of such section and replacing same with the following new paragraphs:

"(a) not later than 5 days after request by Bank to be no sooner than 90 days after the end of each fiscal year, an audited financial statement of Borrower, prepared by certified public accountants acceptable to Bank to include any balance sheet, income statement, statement of cash flows and footnotes, and copies of Borrower's filed 10K report for such year if such information has not been filed with the Securities and Exchange Commission and is not available on the EDGAR site at www.sec.gov or any successor government site;

(b) not later than 5 days after request by Bank to be no sooner than 45 days after the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower as of the end of each fiscal quarter, to include balance sheet, income statement and statement of cash flows, and copies of Borrower's filed 10Q report for Borrower's most recent fiscal Quarter if such information has not been filed with the Securities and Exchange Commission and is not available on the EDGAR site at www.sec.gov or any successor government site;"

12. Section 4.9(a) is hereby amended by deleting the words "September 30, 2007" in each of the second and third lines thereof, and inserting the words "September 30, 2008" in lieu thereof.

13. Except as expressly set forth herein, all terms and conditions of the Credit Agreement remain in full force and effect as may have been previously amended, without waiver or modification.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed as of the day and year first written above.

Wells Fargo Bank,
TEKELEC	NATIONAL ASSOCIATION

By:	William H. Everett	By:	Fareed Ajani
Title:	EVP & CFO	Title:	Vice President